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Press Release
For immediate release

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Invesco Ltd. Announces June 30, 2010
Assets Under Management

Investor Relations Contact:  Jordan Krugman       404-439-4605
Media Relations Contact:     Doug Kidd               404-479-2922

Atlanta, July 12, 2010 --- June assets under management include assets acquired from Morgan Stanley’s retail asset management business.  As of June 1, 2010, the closing date of the transaction, $114.6 billion in AUM was acquired.

Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $557.7 billion, an increase of 24.1% month over month. Continued declines in financial markets during the month of June reduced assets but were partially offset by favorable movements in exchange rates (which added $2.2 billion of AUM during the month).  Net flows during the month were strongly positive and driven largely by the addition of a lower fee institutional passive mandate in Japan, related to the recent acquisition.  Preliminary average assets under management Q2 quarter to date were $480.5 billion, up 6.9% when compared to Q1 2010 average assets of $449.6 billion.

Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
June 30, 2010 (a)	$478.6	$214.4	$104.1	$38.1	$72.5	$49.5
May 31, 2010	$379.1	$150.4	$74.1	$38.1	$69.2	$47.3
Apr 30, 2010	$399.7	$165.5	$75.3	$40.9	$69.3	$48.7
Mar 31, 2010	$402.0	$163.1	$74.3	$42.2	$72.6	$49.8
Assets Under Management – ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
June 30, 2010 (a)	$79.1	$53.9	$10.2	$0.0	$0.0	$15.0
May 31, 2010	$50.9	$30.5	$5.5	$0.0	$0.0	$14.9
Apr 30, 2010	$57.2	$36.0	$4.8	$0.0	$0.0	$16.4
Mar 31, 2010	$55.7	$35.7	$3.5	$0.0	$0.0	$16.5
Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
June 30, 2010 (a)	$557.7	$268.3	$114.3	$38.1	$72.5	$64.5
May 31, 2010	$430.0	$180.9	$79.6	$38.1	$69.2	$62.2
Apr 30, 2010	$456.9	$201.5	$80.1	$40.9	$69.3	$65.1
Mar 31, 2010	$457.7	$198.8	$77.8	$42.2	$72.6	$66.3
(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $68.1 billion in institutional money market AUM and $4.4 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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